EXHIBIT 10.1
Summary of 2006 Director Compensation
     The compensation program for non-employee directors of United Dominion Realty Trust, Inc. consists of a combination of cash retainers for board and committee service, service-based restricted stock and performance shares that vest only if our total stockholder return over a three-year period meets or exceeds that of a designated peer group of apartment REITs. Total pay associated with cash retainers and restricted stock is targeted at peer group median levels. If we outperform our peers in terms of total stockholder return, total pay can equal or exceed 75th percentile levels. Annual retainers for board and committee service are set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.
     For 2006, each non-employee director will receive an annual retainer fee of $40,000 ($75,000 for a non-employee chairman of the board of directors), which may be taken in cash or shares of restricted common stock. Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $5,000 for each committee on which they serve. The chairpersons of each of the Audit, Compensation, Executive and Governance Committees receive an annual retainer fee of $10,000. These fees will be paid in January 2006.
     On January 3, 2006, each non-employee director also received a grant of 2,000 shares of restricted stock that vests one year from the date of grant and a grant of 3,000 shares of restricted stock that vests one-third on each anniversary of the date of grant if the company has met certain performance thresholds. Such 3,000 shares vest over a three-year measurement period from the date of grant on the following basis (1) 100 shares will vest if our total stockholder return (share price appreciation plus dividends paid) during such measurement period is at the 50th percentile of total stockholder return from a REIT peer group index to be selected by the board of directors, (2) 100 shares will vest for each percentage point by which our total stockholder return for such measurement period exceeds the 50th percentile of such peer group index, and (3) the remainder will vest if total stockholder return during such measurement period is equal to or exceeds the 75th percentile of such peer group index.
     Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the three-year vesting period will be returned to us and cancelled. All restricted stock granted to our non-employee directors is priced at the closing price of our common stock on the grant date.
     Directors who are also employees of United Dominion Realty Trust, Inc. receive no additional compensation for service as a director.